Exhibit 3.1

THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FOURTH AMENDED AND RESTATED MEMORANDUM AND ARTICLES

OF

ASSOCIATION

OF

LIANBIO

(adopted by a special resolution passed on September 29, 2021)

THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FOURTH AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

LIANBIO

(adopted by a special resolution passed on September 29, 2021)

1.	The name of the Company is LianBio.

2.

The Registered Office of the Company shall be at the offices of International Corporation Services Ltd., 2nd Floor, Harbour Place, 103 South Church Street, P.O. Box 472, Cayman KY1-1106, Cayman Islands or at such other place in the Cayman Islands as the Directors may from time to time decide.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the Companies Act (Revised) or as the same may be revised from time to time, or any other law of the Cayman Islands.

4.

The Company has unrestricted corporate capacity. Without limitation to the foregoing, as provided by Section 27(2) of the Companies Act (Revised), the Company has and is capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit. Without in any way limiting the unrestricted nature of its objects, the Company may accept mortgages over land or any other property irrespective of location.

5.	Nothing in any of the preceding paragraphs permits the Company to carry on any of the following businesses without being duly licensed, namely:

a.	the business of a bank or trust company without being licensed in that behalf under the Banks and Trust Companies Act (Revised); or

b.	insurance business from within the Cayman Islands or the business of an insurance manager, agent, sub-agent or broker without being licensed in that behalf under the Insurance Act (Revised); or

c.	the business of company management without being licensed in that behalf under the Companies Management Act (Revised).

6.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

7.

The authorized share capital of the Company is US$50,000 divided into (i) 488,975,822 Ordinary Shares of par value US$0.0001 each, (ii) 5,500,000 Series Seed Preferred Shares of par value US$0.0001 each, and (iii) 5,524,178 Series A Preferred Shares of par value US$0.0001 each.

8.

If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Companies Act (Revised) and, subject to the provisions of the Companies Act (Revised) and the Articles of Association of the Company, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

9.	Capitalised terms that are not defined in this Memorandum of Association bear the same meaning as those given in the Articles of Association of the Company.

2

THE COMPANIES ACT (REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

FOURTH AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

LIANBIO

(adopted by a special resolution passed on September 29, 2021)

INTERPRETATION

1.	In these Articles Table A in the First Schedule to the Statute are expressly excluded and do not apply and, unless there is something in the subject or context inconsistent therewith:

“Additional Consideration”	shall have the meaning set forth in Article 8.2B hereof.

“Affiliate”	has the meaning given to such term in the Shareholders Agreement.

“Articles”	means these articles of association of the Company as originally formed or as from time to time altered or supplemented by Special Resolution.

“Auditor”	means the Person for the time being performing the duties of auditor of the Company (if any), who shall be one of the “Big Four” international accounting firms or such other reputable auditor as approved by the Board in accordance with the Shareholders Agreement and these Articles.

“Automatic Conversion”	shall have the meaning set forth in Article 8.3C hereof.

“Board” or “Board of Directors”	means the board of directors of the Company.

“Bridge”	means BridgeBio Pharma LLC, a limited liability company organized under the laws of Delaware.

“Bridge Director”	shall have the meaning set forth in Article 61.B hereof.

“Business Day”	means any day that is not a Saturday, Sunday, legal holiday or other day on which commercial banks are required or authorized by law to be closed in the PRC, Hong Kong, New York, or the Cayman Islands.

“Company”	means LianBio, an exempted company incorporated under the laws of the Cayman Islands.

“Control”	of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Conversion Price”	means the Series Seed Conversion Price or Series A Conversion Price, as applicable.

“Convertible Securities”	shall have the meaning set forth in Article 8.3E(5) hereof.

“Deemed Liquidation Event”	means any of the following events:

(i)  any consolidation, amalgamation, scheme of arrangement, issuance of shares, merger of any Group Company with or into any other Person (other than an Affiliate of such Group Company) or any other transaction or series of transactions or other reorganization in which the Members or shareholders of such Group Company immediately prior to such consolidation, amalgamation, merger, scheme of arrangement or reorganization own less than fifty percent (50%) of the surviving entity’s voting power in the aggregate immediately after such consolidation, merger, amalgamation, scheme of arrangement or reorganization, or any transaction or series of related transactions to which such Group Company is a party in which in excess of fifty percent (50%) of such Group Company’s voting power is transferred, other than to an Affiliate of such Group Company;

(ii)  a sale, transfer, lease or other disposition of all or substantially all of the assets of the Group Companies, taken as a whole (or any series of related transactions resulting in such sale, transfer, lease or other disposition of all or substantially all of the assets of the Group Companies, taken as a whole), other than to an Affiliate of such Group Company; or

(iii)   the exclusive licensing, in any transaction or series of transactions, of all or substantially all of the Group Companies’ Intellectual Property, taken as a whole, to a third party (other than an Affiliate of the Company).

Notwithstanding the foregoing, a Deemed Liquidation Event shall not include any transaction or series of transactions pursuant to a bona fide equity financing of any Group Company.

“Director”	means a director serving on the Board for the time being of the Company and shall include an alternate Director appointed in accordance with these Articles.

“Electronic Record”	has the same meaning as given in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act of the Cayman Islands, as revised.

“Equity Plan”	has the meaning given to such term in the Shareholders Agreement.

“Equity Securities”	means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing.

“FIIF”	means Future Industry Investment II (Cayman) Co., Limited.

“Group Company”	means each of the Company and any direct or indirect Subsidiary of the Company, whether established prior to or after the date hereof, and “Group” refers to all of the Group Companies collectively.

“Indebtedness”	has the meaning given to such term in the Shareholders Agreement.

“Initial Consideration”	shall have the meaning set forth in Article 8.2B hereof.

“Intellectual Property”	means any and all (i) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation), (iv) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, (v) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, and (vi) the goodwill symbolized, associated with or represented by the foregoing.

“Interested Transaction”	shall have the meaning set forth in Article 81.

“Issue Date”	means the Series Seed Issue Date or Series A Issue Date, as applicable.

“Issue Price”	means the Series Seed Issue Price or Series A Issue Price, as applicable.

“Key Holders”	means Perceptive Life Sciences Master Fund, Ltd., LEV LB Holdings, LP, Perceptive Xontogeny Venture Fund, LP and BridgeBio Pharma LLC.

“Lien”	has the meaning given to such term in the Shareholders Agreement.

“Majority Ordinary Shareholders”	means the holders of more than fifty percent (50%) of the voting power of the then outstanding Ordinary Shares.

“Member”	means any person or persons entered on the Register of Members from time to time as the holder of a Share.

“Memorandum”	means the memorandum of association of the Company as originally formed or as from time to time altered or supplemented by Special Resolution.

“New Securities”	shall have the meaning set forth in Article 8.3E(5) hereof.

“Observer”	shall have the meaning set forth in Article 62 hereof.

“Options”	shall have the meaning set forth in Article 8.3E(5) hereof.

“Ordinary Directors”	shall have the meaning set forth in Article 61.C hereof.

“Ordinary Resolution”	means a resolution of a duly constituted general meeting of the Company passed by a simple majority of the votes cast by, or on behalf of, the Members entitled to vote present in person or by proxy and voting at the meeting, or a written resolution as provided in Article 39.

“Ordinary Share”	means an ordinary share of US$0.0001 par value per share in the capital of the Company having the rights attaching to it as set forth herein.

“Perceptive Fund Entities”	means, collectively, Perceptive Life Sciences Master Fund, Ltd., LEV LB Holdings, LP, Perceptive Xontogeny Venture Fund, LP and C2 Life Sciences LLC.

“Person”	means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC”	means the People’s Republic of China, but solely for the purposes hereof excludes Hong Kong, Macau and Taiwan.

“Preference Amount”	shall have the meaning set forth in Article 8.2A(1) hereof.

“Preferred Shares”	means the Series Seed Preferred Shares and Series A Preferred Shares.

“Preferred Shareholders”	means the holders of the Preferred Shares.

“Qualified IPO”	means a firmly underwritten public offering of the Ordinary Shares (or securities representing such Ordinary Shares) of the Company (or an Affiliate of the Company approved by the Requisite Preferred Holders) in the United States on the New York Stock Exchange or the Nasdaq Global Market pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, or on the Main Board of Hong Kong Stock Exchange or such other internationally recognized stock exchange approved in writing by the Requisite Preferred Holders, managed by a lead underwriter of international standing, with an offering price per share (subject to adjustment for any share splits, dividends, recapitalizations and other similar restructurings after the date of this Agreement) not less than US$56.66 per share and with gross proceeds to the Company of not less than US$75,000,000, or such other public offering of Equity Securities approved by the Series A Majority.

“RA Capital”	means, collectively, RA Capital Healthcare Fund, LP, RA Capital Nexus Fund II, LP and Blackwell Partners LLC—Series A.

“Recapitalization”	means any reorganization, restructuring, reclassification or other similar event by the Company of its capital structure.

“Register of Members”	means the register of members of the Company maintained in accordance with the Statute and includes (except where otherwise stated) any duplicate Register of Members.

“Registered Office”	means the registered office for the time being of the Company.

“Requisite Holders”	means the holders of at least fifty percent (50%) of the voting power of the then total issued and outstanding Shares of the Company that are held by the Preferred Shareholders and the Key Holders (voting together as a single class and not as separate series, and calculated on an as-converted basis).

“Requisite Preferred Holders”	means both of the Series A Majority Holders and Series Seed Majority Holders, each voting as a separate class.

“Restriction Period”	shall have the meaning set forth in Article 8.4B(1)(l).

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Series A Conversion Price”	shall have the meaning set forth in Article 8.3A hereof.

“Series A Issue Date”	means the date of the first issuance of Series A Preferred Shares.

“Series A Issue Price”	means US$56.66, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series A Preferred Shares.

“Series A Majority Holders”	means the holders of at least sixty percent (60%) of the voting power of the then outstanding Series A Preferred Shares (calculated on as-converted basis).

“Series A Preferred Share”	means the Series A Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth herein.

“Series Seed Conversion Price”	shall have the meaning set forth in Article 8.3A hereof.

“Series Seed Directors”	shall have the meaning set forth in Article 61.A hereof.

“Series Seed Issue Date”	means the date of the first issuance of Series Seed Preferred Shares.

“Series Seed Issue Price”	means US$10.00, as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events with respect to the Series Seed Preferred Shares.

“Series Seed Majority Holders”	means the holders of at least fifty percent (50%) of the voting power of the then outstanding Series Seed Preferred Shares (calculated on as-converted basis).

“Series Seed Preferred Share”	means the Series Seed Preferred Shares of the Company, par value US$0.0001 per share, with the rights and privileges as set forth herein.

“Share” and “Shares”	means an Ordinary Share or a Preferred Share or shares in the capital of the Company and includes a fraction of a Share.

“Shareholders Agreement”	means the Second Amended and Restated Shareholders Agreement, dated as of October 28, 2020 by and among the Company and certain other parties named therein, as amended from time to time.

“Special Resolution”	has the same meaning as in the Statute and includes a unanimous written resolution of all Members entitled to vote and expressed to be a special resolution.

“Statute”	means the Companies Act (Revised) of the Cayman Islands as amended and every statutory modification or re-enactment thereof for the time being in effect.

“Subscription Agreement”	means the Series A Preferred Share Subscription Agreement, dated as of October 28, 2020 by and among the Company and certain other parties named therein, as amended from time to time.

“Subsidiary”	means, with respect to any given Person, any other Person that is Controlled directly or indirectly by such given Person.

“Venrock”	means, collectively, Venrock Healthcare Capital Partners III, L.P., VHCP Co-Investment Holdings III, LLC and Venrock Healthcare Capital Partners EG, L.P.

2.	In these Articles:

2.1	words importing the singular number include the plural number and vice-versa;

2.2	words importing the masculine gender include the feminine gender;

2.3	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

2.4	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced from time to time;

2.5

any phrase introduced by the terms “including,” “include,” “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

2.6	the term “voting power” refers to the number of votes attributable to the Shares (on an as-converted basis) in accordance with the terms of the Memorandum and these Articles;

2.7	the term “or” is not exclusive and shall be deemed to have the same meaning with “and/or”;

2.8	the term “including” will be deemed to be followed by, “but not limited to”;

2.9	the terms “shall”, “will”, and “agrees” are mandatory, and the term “may” is permissive;

2.10	the term “day” means “calendar day” (unless the term “Business Day” is used), and “month” means calendar month;

2.11

the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning;

2.12	references to any documents shall be construed as references to such document as the same may be amended, supplemented or novated from time to time;

2.13

all references to dollars or to “US$” are to currency of the United States of America and all references to RMB are to currency of the PRC (and each shall be deemed to include reference to the equivalent amount in other currencies); and

2.14	headings are inserted for reference only and shall be ignored in construing these Articles.

2.15	Section 8 and 19 of the Electronic Transactions Act shall not apply.

3.

For the avoidance of doubt, each other Article herein is subject to the provisions of Articles 8 and Article 61 hereof, and, subject to the requirements of the Statute, in the event of any conflict, the provisions of Articles 8 and Article 61 hereof shall prevail over any other Article herein.

COMMENCEMENT OF BUSINESS

4.

The business of the Company may be commenced as soon after incorporation as the Directors shall see fit notwithstanding that any part of the Shares may not have been allotted. The Company shall have perpetual existence until wound up or struck off in accordance with the Statute and these Articles.

5.	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

ISSUE OF SHARES

6.

Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in a general meeting) and to the provisions of these Articles (including Article 8) and the Shareholders Agreement and without prejudice to any rights, preferences and privileges attached to any existing Shares, (a) the Directors may allot, issue, grant options or warrants over or otherwise dispose of Shares (as either Ordinary Shares or Preferred Shares); (b) the Preferred Shares may be allotted and issued from time to time in one or more series; and (c) the series to which a Preferred Share belongs shall be designated prior to the allotment and issue of such Preferred Share. In the event that any issued Preferred Share is converted pursuant to Article 8.3 hereof, the Preferred Share so converted shall be cancelled on redemption or purchase, and the amount of the Company’s issued share capital shall be diminished by the nominal value of those Preferred Shares; but the redemption or purchase of the Preferred Shares is not to be taken as reducing the amount of the Company’s authorized share capital.

7.	The Company shall not issue Shares to bearer.

RIGHTS, PREFERENCES AND PRIVILEGES OF PREFERRED SHARES

8.	Certain rights, preferences and privileges of the Preferred Shares of the Company are as follows:

8.1

Dividends Rights. Each holder of Preferred Shares shall be entitled to receive dividends out of any assets legally available therefor payable only when, as, and if declared by the Board of Directors and approved in accordance with these Articles.

8.2	Liquidation Rights.

A.

Liquidation Preferences. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, all assets and funds of the Company legally available for distribution to the Members (after satisfaction of all creditors’ claims and claims that may be preferred by law) shall be distributed to the Members of the Company in the following order and steps:

(1) Each holder of the Preferred Shares shall receive on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Ordinary Shares, an amount per share equal to one hundred percent (100%) of the applicable Issue Price plus all declared but unpaid dividends on such Preferred Shares (the “Preference Amount”); and

(2) If there are any assets or funds remaining after the aggregate Preference Amount has been distributed or paid in full to the holders of the Preferred Shares pursuant to clause (1) above, the remaining assets and funds of the Company not payable to the holders of Preferred Shares pursuant to clause (1) above and legally available for distribution to the Members shall be distributed ratably among all the holders of Shares based on the number of Shares held by each Member, treating for this purpose the Preferred Shares as if they had been converted to Ordinary Shares at the then effective applicable Conversion Price immediately prior to such liquidation, dissolution or winding up of the Company.

If the assets and funds thus distributed among the holders of the Preferred Shares shall be insufficient to permit the payment to such holders of the full Preference Amount pursuant to clause (1) above, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Preferred Shares in proportion to the aggregate Preference Amount each such holder is otherwise entitled to receive.

B.

Deemed Liquidation. Unless waived in writing by the Requisite Preferred Holders, a Deemed Liquidation Event shall be deemed to be a liquidation, dissolution or winding up of the Company for purposes of Article 8.2A, and any proceeds, whether in cash or properties, resulting from a Deemed Liquidation Event shall be distributed in accordance with the terms of Article 8.2A, in each case, subject to the following.

In any Deemed Liquidation Event, if any portion of the consideration payable to the Members is payable only upon satisfaction of contingencies (the “Additional Consideration”), the applicable merger agreement or other transaction document shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”)

shall be allocated among the holders of capital stock of the Company in accordance with Article 8.2A as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Company upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Company in accordance with Article 8.2A after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Article 8.2B, consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

C.

Valuation of Properties. In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company pursuant to Article 8.2A or pursuant to a Deemed Liquidation Event pursuant to Article 8.2B, the value of the assets to be distributed to the Members shall be determined in good faith by the Board and approved by the Board (including at least one Series Seed Director); provided that any securities not subject to an investment letter or similar restrictions on free marketability shall be valued as follows:

(1) If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(2) If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(3) If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board (including at least one Series Seed Director);

provided further that the method of valuation of securities subject to an investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (1), (2) or (3) to reflect the fair market value thereof as determined in good faith by the Board.

Regardless of the foregoing, the Requisite Holders shall have the right to challenge any determination by the Board of value pursuant to this Article 8.2C, in which case the determination of value shall be made by an independent appraiser selected jointly by the Board and the Requisite Holders, with the cost of such appraisal to be borne by the Company regardless of the determination made by the independent appraiser of the value.

D.

Notices. In the event that the Company shall propose at any time to commence a liquidation, dissolution or winding up or in the event of a Deemed Liquidation Event, then, in connection with each such event, subject to any necessary approval required in the Statute and these Articles, the Company shall send to the holders of Preferred Shares at least twenty (20) days prior written notice of the date when the same shall take place; provided, however, that the foregoing notice periods may be shortened or waived with the vote or written consent of the Requisite Holders.

E.

Enforcement. Subject to the Statute, in the event the requirements of this Article 8.2 are not complied with, the Company shall not have the power to effectuate the applicable transaction and shall forthwith either (i) cause the closing of the applicable transaction to be postponed until such time as the requirements of this Article 8.2 have been complied with, or (ii) cancel such transaction.

8.3	Conversion Rights

The holders of the Preferred Shares shall have the rights described below with respect to the conversion of the Preferred Shares into Ordinary Shares:

A.

Conversion Ratio. Each Preferred Share shall be convertible, at the option of the holder thereof and without payment of additional consideration by the holder thereof, at any time after the applicable Issue Date into such number of fully paid and non-assessable Ordinary Shares as determined by dividing the applicable Issue Price by the then-effective Conversion Price, as applicable. The “Series Seed Conversion Price” shall initially be the Series Seed Issue Price, resulting in an initial conversion ratio for the Series Seed Preferred Shares (on the Series Seed Issue Date) of 1:1, and shall be subject to adjustment and readjustment from time to time as hereinafter provided. The “Series A Conversion Price” shall initially be the Series A Issue Price, resulting in an initial conversion ratio for the Series A Preferred Shares (on the Series A Issue Date) of 1:1, and shall be subject to adjustment and readjustment from time to time as hereinafter provided.

B.

Optional Conversion. Subject to the Statute and these Articles, any Preferred Share may, at the option of the holder thereof, be converted at any time after the date of issuance of such shares, without the payment of any additional consideration, into fully-paid and non-assessable Ordinary Shares based on the then-effective conversion rate as calculated pursuant to Section 8.3(A).

C.

Automatic Conversion. Subject to the Statute and these Articles, each Series Seed Preferred Share shall automatically be converted, based on the then-effective conversion rate as calculated pursuant to Section 8.3(A), without the payment of any additional consideration, into fully-paid and non-assessable Ordinary Shares upon (i) the closing of a Qualified IPO, or (ii) the date and time, or the occurrence of an event, specified by affirmative vote or written consent of the Series Seed Majority Holders, and each Series A Preferred Share shall automatically be converted, based on the then-effective conversion rate as calculated pursuant to Section 8.3(A), without the payment of any additional consideration, into fully-paid and non-assessable Ordinary Shares upon (i) the closing of a Qualified IPO, or (ii) the date and time, or the occurrence of an event, specified by affirmative vote or written consent of the Series A Majority Holders (each of such conversion, an “Automatic Conversion”).

D.	Conversion Mechanism. The conversion hereunder of the Preferred Shares shall be effected in the following manner:

(1) Except as provided in Articles 8.3D(2) and 8.3D(3) below, before any holder of any Preferred Shares shall be entitled to convert all or any number of such holders Preferred Shares into Ordinary Shares, such holder shall surrender the original certificate or certificates therefor duly endorsed (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) (if any), at the office of the Company or of any transfer agent for such share to be converted and shall give notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name of such holder in which the certificate or certificates for Ordinary Shares are to be issued and, if applicable, any event on which such conversion is contingent. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates (if applicable) for the number of Ordinary Shares to which such holder shall be entitled as aforesaid, and such conversion shall be deemed to have been made immediately prior to the close of business on the date of such notice and such surrender of the Preferred Shares to be converted, the Register of Members of the Company shall be updated accordingly to reflect the same.

(2) If the conversion is in connection with an underwritten public offering of securities, the conversion will be conditioned upon the closing with the underwriter(s) of the sale of securities pursuant to such offering and the Person(s) entitled to receive the Ordinary Shares issuable upon such conversion shall not be deemed to have converted the applicable Preferred Shares until immediately prior to the closing of such sale of securities.

(3) Upon the occurrence of an event of Automatic Conversion, all holders of Preferred Shares to be automatically converted will be given at least ten (10) days’ prior written notice of the date fixed (which date shall in the case of a Qualified IPO be the latest practicable date immediately prior to the closing of a Qualified IPO) and the place designated for Automatic Conversion of all such Preferred Shares pursuant to this Article 8.3D. Such notice shall be given pursuant to Articles 106 through 110 to each record holder of such Preferred Shares at such holder’s address appearing on the Register of Members. On or before the date fixed for conversion, each holder of such Preferred Shares shall surrender the applicable original certificate or certificates duly endorsed (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) (if any) for all such Shares to the Company at the place designated in such notice. On the date fixed for conversion, the Company shall promptly effect such conversion and update its Register of Members to reflect such conversion, and all rights with respect to such Preferred Shares so converted will terminate, with the exception of the right of a holder thereof to receive the Ordinary Shares issuable upon conversion of such Preferred Shares, and upon surrender of the certificate or certificates therefor duly endorsed (or in lieu thereof upon delivery of an affidavit of lost certificate and indemnity therefor) (if any), to receive certificates (if applicable) for the number of Ordinary Shares into which such Preferred Shares have been converted. All certificates evidencing such Preferred Shares shall, from and after the date of conversion, be deemed to have been retired and cancelled and the Preferred Shares represented thereby converted into Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

(4) The Company may effect the conversion of Preferred Shares in any manner available under applicable law, including redeeming or repurchasing the relevant Preferred Shares and applying the proceeds thereof towards payment for the new Ordinary Shares. For purposes of the repurchase or redemption, the Company may, subject to the Statute and to the Company being able to pay its debts in the ordinary course of business, make payments out of its capital.

(5) No fractional Ordinary Shares shall be issued upon conversion of any Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at the discretion of the Board of Directors either (i) pay cash equal to such fraction multiplied by the fair market value for the Preferred Share as determined and approved by the Board of Directors (so long as such approval includes the approval of each Series Seed Director), or (ii) issue one whole Ordinary Share for each fractional share to which the holder would otherwise be entitled.

(6) Upon conversion, all declared but unpaid share dividends on the Preferred Shares shall be paid in Shares and all declared but unpaid cash dividends on the Preferred Shares shall be paid either in cash or by the issuance of such number of further Ordinary Shares as equal to the value of such cash amount divided by the applicable conversion price, at the option of the holders of the Preferred Shares.

E.	Adjustment of Conversion Price. The Conversion Price shall be adjusted and re-adjusted from time to time as provided below:

(1) Adjustment for Subdivision or Combination of Shares. If the Company shall at any time, or from time to time, effect a subdivision of the outstanding Ordinary Shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately decreased so that the number of Ordinary Shares issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of Ordinary Shares outstanding. Conversely, if the Company shall at any time, or from time to time, combine the outstanding Ordinary Shares into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased so that the number of Ordinary Shares issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of Ordinary Shares outstanding. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(2) Adjustment for Ordinary Share Dividends and Distributions. If the Company makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in Ordinary Shares, the Conversion Price then in effect shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such conversion price by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(3) Adjustments for Other Dividends. If the Company at any time, or from time to time, makes (or fixes a record date for the determination of holders of Ordinary Shares entitled to receive) a dividend or other distribution to the holders of Ordinary Shares payable in securities of the Company other than Ordinary Shares or payable in any other asset or property (other than cash), then, and in each such event, subject to compliance with Article 8.1B and to the extent not duplicative with Article 8.1B, provision shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive, in addition to the number of Ordinary Shares issuable thereon, the amount of securities of the Company or other asset or property which the holder of such share would have received in connection with such event had the Preferred Shares been converted into Ordinary Shares immediately prior to such event.

(4) Adjustments for Reorganizations, Mergers, Consolidations, Reclassifications, Exchanges, Substitutions. Subject to the Statute, if at any time, or from time to time, any capital reorganization or reclassification of the Ordinary Shares (other than as a result of a share dividend, subdivision or combination otherwise treated above) occurs or the Company is consolidated, merged or amalgamated with or into another Person (other than a consolidation, merger or amalgamation treated as a Deemed Liquidation Event in Article 8.2B), then in any such event, provisions shall be made so that, upon conversion of any Preferred Share thereafter, the holder thereof shall receive the kind and amount of shares and other securities and property which the holder of such shares would have received in connection with such event had the Preferred Shares been converted into Ordinary Shares immediately prior to such event.

(5) Adjustments to Conversion Price for Dilutive Issuance.

(a) Special Definition. For purpose of this Article 8.3E(5), the following definitions shall apply:

(i) “Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii) “Convertible Securities” shall mean any indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iii) “New Securities” shall mean all Ordinary Shares issued (or, pursuant to Article 8.3E(5)(c), deemed to be issued) by the Company after the date on which these Articles are adopted, other than the following issuances:

a).	any Equity Securities issued upon conversion or exercise of Options or Convertible Securities existing as of the Series A Issue Date;

b).

any Ordinary Shares and/or Options therefor issued (or issuable pursuant to such Options) to the Group Companies’ employees, officers, directors, consultants or any other eligible beneficiaries qualified pursuant to an Equity Plan duly approved in accordance with the Shareholders Agreement and these Articles;

c).

any Equity Securities of the Company issued or issuable pursuant to a share subdivision, share dividend, combination, recapitalization or other similar transaction of the Company, in any case, duly approved in accordance with the Shareholders Agreement and these Articles;

d).	any Equity Securities of the Company issued pursuant to a Qualified IPO;

e).

any Equity Securities of the Company issued in connection with a bank financing, equipment leasing, licensing or strategic alliance arrangement, research, collaboration, development, OEM or other similar agreement or strategic partnership, in any case, duly approved in accordance with the Shareholders Agreement;

f).	Ordinary Shares issued upon the conversion of Preferred Shares; and

g).	any Equity Securities that are otherwise excluded by written consent of the Requisite Preferred Holders.

(b)    Waiver of Adjustment. No adjustment to the Series Seed Conversion Price shall be made as the result of the issuance or deemed issuance of New Securities if the Company receives written notice from the Series Seed Majority Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such New Securities. No adjustment to the Series A Conversion Price shall be made as the result of the issuance or deemed issuance of New Securities if the Company receives written notice from the Series A Majority Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such New Securities.

(c)    Deemed Issuance of New Securities. In the event the Company at any time or from time to time after the Series A Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any series or class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number for anti-dilution adjustments) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities or the exercise of such Options, shall be deemed to be New Securities issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which New Securities are deemed to be issued:

(i)    no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities or upon the subsequent issue of Options for Convertible Securities or Ordinary Shares;

(ii)    if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Company, or change in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the then effective Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such change becoming effective, be recomputed to reflect such change insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)    no readjustment pursuant to Article 8.3E(5)(c)(i) shall have the effect of increasing the then effective Conversion Price to an amount which exceeds the Conversion Price that would have been in effect had no adjustments in relation to the issuance of such Options or Convertible Securities as referenced in Article 8.3E(5)(c)(i) been made;

(iv)    upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities that have not been exercised, the then effective Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

a).

in the case of Convertible Securities or Options for Ordinary Shares, the only New Securities issued were the Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities that were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

b).

in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the New Securities deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company (determined pursuant to Article 8.3E(5)(e)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

(v)    if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this Article 8.3E(5)(c) as of the actual date of their issuance.

(d)    Adjustment of Conversion Price upon Issuance of New Securities. In the event of an issuance of New Securities, at any time after the Issue Date, for a consideration per Ordinary Share received by the Company (net of any selling concessions, discounts or commissions) less than the Conversion Price in effect immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price determined as set forth below:

NCP = OCP * (OS + (NP/OCP))/(OS + NS)

WHERE:

NCP = the new Conversion Price,

OCP = the Conversion Price in effect immediately before the issuance of the New Securities,

OS = the total outstanding Ordinary Shares immediately before the issuance of the New Securities plus the total Ordinary Shares issuable upon conversion of Convertible Securities (including the Preferred Shares) outstanding immediately prior to the issuance of the New Securities and exercise of Options outstanding immediately prior to such issuance,

NP = the total consideration received for the issuance or sale of the New Securities, and

NS = the number of New Securities issued or sold or deemed issued or sold.

(e)    Determination of Consideration. For purposes of this Article 8.3E(5), the consideration received by the Company for the issuance of any New Securities shall be computed as follows:

(i)    Cash and Property. Such consideration shall:

a).

insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends and excluding any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance of any New Securities;

b).

insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined and approved in good faith by the Board of Directors (which shall include the affirmative vote of at least one Series Seed Director); provided, however, that no value shall be attributed to any services performed by any employee, officer or director of any Group Company; and

c).

in the event New Securities are issued together with other Shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received which relates to such New Securities, computed as provided in clauses (1) and (2) above, as reasonably determined in good faith by the Board of Directors (which shall include the affirmative vote of at least one Series Seed Director).

(ii)    Options and Convertible Securities. The consideration per Ordinary Share received by the Company for New Securities deemed to have been issued pursuant to Article 8.3E(5)(c) hereof relating to Options and Convertible Securities, shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities (determined in the manner described in paragraph (i) above), plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by (y) the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(6)    Other Dilutive Events. In case any event shall occur as to which the other provisions of this Article 8.3E are not strictly applicable, but the failure to make any adjustment to the Conversion Price would not fairly protect the conversion rights of the holders of the Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Directors, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 8.3E, necessary to preserve, without dilution, the conversion rights of the holders of such Preferred Shares.

(7)    No Impairment. Subject to the Statute, the Company will not, by amendment of these Articles or through any reorganization, Recapitalization, transfer of assets, consolidation, merger, amalgamation, scheme of arrangement, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Article 8.3 and in the taking of all such action as may be necessary or appropriate to protect the conversion rights of the holders of the Preferred Shares against impairment.

(8)    Certificate of Adjustment. In the case of any adjustment or readjustment of the Conversion Price, the Directors, at the Company’s sole expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall deliver such certificate by notice to each registered holder of Preferred Shares, at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the Conversion Price in effect before and after such adjustment or readjustment, and (ii) the type and number of Equity Securities of the Company, and the type and amount, if any, of other property which would be received upon conversion of Preferred Shares after such adjustment or readjustment.

(9)    Notice of Record Date. In the event the Company shall propose to take any action of the type or types requiring an adjustment set forth in this Article 8.3E, the Directors shall give notice to the holders of the Preferred Shares, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the Preferred Shares. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in the case of all other actions, such notice shall be given at least thirty (30) days prior to the taking of such proposed action.

(10)    Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorized but unissued Ordinary Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to the holders of Preferred Shares, the Members will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of Shares as shall be sufficient for such purpose.

(11)    Notices. Any notice required or permitted pursuant to this Article 8.3 shall be given in writing and shall be given in accordance with Articles 106 through 110.

(12)    Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of Ordinary Shares upon conversion of the Preferred Shares, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of Ordinary Shares in a name other than that in which such Preferred Shares so converted were registered.

8.4	Voting Rights.

A.

General Rights. Subject to the provisions of the Memorandum and these Articles (including any Article providing for special voting rights), at all general meetings of the Company: (a) the holder of each Ordinary Share issued and outstanding shall have one vote in respect of each Ordinary Share held, and (b) the holder of a Preferred Share shall be entitled to such number of votes as equals the number of Ordinary Shares into which such holder’s Preferred Share is convertible immediately after the close of business on the record date of the determination of the Company’s Members entitled to vote or, if no such record date is established, at the date such vote is taken or any written consent of the Company’s Members is first solicited. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which the Preferred Shares held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). To the extent that the Statute or the Articles allow the Preferred Shares to vote separately as a class or series with respect to any matters, the Preferred Shares, shall have the right to vote separately as a class or series with respect to such matters.

B.	Protective Provisions.

(1)    Approval by Requisite Preferred Holders. Notwithstanding anything else contained herein, the Company shall not take, permit to occur, approve, authorize, or agree or commit to do any of the following, and each Member shall procure the Company not to, take, permit to occur, approve, authorize, or agree or commit to do any of the following, and the Company shall not permit any other Group Company to take, permit to occur, approve, authorize, or agree or commit to do any of the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved in accordance with applicable law and in writing by the (i) Requisite Holders and (ii) Requisite Preferred Holders, which in the case of (k)-(n) must include at least three (3) affirmative votes from the following four (4) entities: Perceptive Fund Entities (solely for the purposes of this Section 8.4B.(1)(ii), voting together as one entity), Venrock and RA Capital and FIIF:

(a)

consummate any liquidation, dissolution or winding up of the Company or a Deemed Liquidation Event (which, for the avoidance of doubt, includes a Deemed Liquidation Event involving the acquisition by a special purpose vehicle), or consent to any of the foregoing;

(b)	declare or pay any dividends or distributions on any Equity Securities of the Company;

(c)

re-domicile the Company or any Group Company to any jurisdiction other than such entity’s original jurisdiction of incorporation or any tax-motivated re-organization or restructuring of the ownership structure of the Group Companies, unless such re-domiciliation, re-organization or restructuring does not have any material adverse effect on the holders of Preferred Shares;

(d)	amend, alter or repeal any provision of the Charter Documents (as defined in the Shareholders Agreement);

(e)

increase or decrease the authorized number of Ordinary Shares or Preferred Shares or any series thereof (save and except for the increase or decrease caused by the issuance of (i) Ordinary Shares issued upon conversion of the Preferred Shares; and (ii) options representing up to 150,000 Ordinary Shares granted pursuant to an Equity Plan approved by the Board), or authorize or create any Equity Security having rights preferences, privileges or powers senior to the Preferred Shares, or take or permit any action reclassifying any outstanding shares into shares having rights, preferences, privileges or powers senior to the Preferred Shares or reclassify any outstanding securities into shares having rights or preferences, senior to or on a parity with those preferences of the Preferred Shares;

(f)

repurchase, redeem or retire any of the Company’s Equity Securities other than pursuant to contractual rights to repurchase equity interests held by employees, directors or consultants of the Company or any Group Company upon termination of their employment or services at no greater than the original purchase price thereof and pursuant to relevant agreements which permit such repurchase;

(g)	dispose of, all or substantially all of, any Group Company’s interest in any of its Subsidiaries or the assets of the Subsidiaries;

(h)

reduce or cancel the authorized or issued share capital (as the case may be) of any Group Company, purchase or redeem any shares or securities of any Group Company convertible into or carrying a right of subscription in respect of shares or any share warrants, grant, issue or reserve for issuance any options, warrants or rights which may require the issue of shares in the future (save and except for any change in authorized or issued share capital or purchase or redemption made pursuant to an arms’ length transaction);

(i)	any public offering of any Equity Securities of any Group Company (other than a Qualified IPO);

(j)

any exclusive out-licensing of any trademarks, patents or other intellectual property owned by any Group Company (other than (i) transactions approved by the Board (which shall include the affirmative vote from at least one disinterested Director), (ii) transactions conducted at arms’ length or (iii) otherwise in the ordinary course of business or customary for the trade licensing arrangements);

(k)

issue, or agree to issue, share capital such that the total outstanding share capital of the Company, calculated on an as-exercised, as converted to Ordinary Share basis, exceeds 48,184,458 (as such number may be adjusted to reflect stock splits, dividends or other changes in the number of outstanding shares of Ordinary Shares);

(l)

increase, from the date of the Initial Closing (as defined in the Subscription Agreement) until April 29, 2022 (the “Restriction Period”), the total number of Ordinary Shares authorized and reserved for issuance under the Company’s Equity Plan above 1,738,538 (as such number may be adjusted to reflect stock splits, dividends or other changes in the number of outstanding shares of Ordinary Shares);

(m)

increase, after the expiration of the Restriction Period, the total number of Ordinary Shares authorized and reserved for issuance (including any options granted) under the Equity Plan above 3,177,076 (as such number may be adjusted to reflect stock splits, dividends or other changes in the number of outstanding shares of Ordinary Shares);

(n)	other than through the Equity Plan, issue or agree to issue any Equity Securities of the Company to any employees, directors, officers or consultants of the Company or any Group Company; or

(o)	any action by any Group Company to authorize, approve, or enter into any agreement or obligation with respect to any of the actions listed above.

The holders of Series A Preferred Shares and Series Seed Preferred Shares shall be entitled to vote together with the holders of the Ordinary Shares on all other matters with each Preferred Share having the number of votes equal to the number of shares of Ordinary Shares issuable upon conversion of such Preferred Share; except as otherwise set forth herein, including but not limited to the extent that the matters to be voted as set forth in this Article 8.4B(1) above, in which case the holders of the Series A Preferred Shares or Series Seed Preferred Shares, as applicable, shall vote separately as a class.

(2)    Approval by Requisite Board Members. Notwithstanding anything else contained herein, no Group Company shall take, permit to occur, approve, authorize, or agree or commit to do any of the following, and no Person shall permit any such Group Company to, and the shareholders of the Company shall not permit the Company to, take, permit to occur, approve, authorize, or agree or commit to do the following, whether in a single transaction or a series of related transactions, whether directly or indirectly, and whether or not by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, unless approved by at least a majority of the members of the Board (including at least one Series Seed Director):

(a)

incurrence by any such Group Company of Indebtedness for borrowed money or guarantees of such Indebtedness except for trade facilities obtained from banks or other financial institutions in the ordinary course of business;

(b)

incurrence of any Lien on all or any of the undertaking, assets or rights of any such Group Company except for the purpose of securing borrowings from banks or other financial institutions in the ordinary course of business;

(c)

incurrence of any capital expenditure or other commitment that are not contemplated in the annual budget in excess of US$5,000,000 (or its equivalent in other currency or currencies) individually or US$10,000,000 (or its equivalent in other currency or currencies) in the aggregate during any financial year;

(d)

entering into, amending, terminating, or otherwise modifying any agreement or transaction with any Related Party (as defined in the Shareholders Agreement); provided, that such action shall be approved by a majority of the disinterested Directors;

(e)	entering into, amending, terminating, or otherwise modifying any material transaction with a transaction amount in excess of US$5,000,000 (or its equivalent in other currency or currencies);

(f)	the appointment or removal of, the modification of responsibilities of, or approval of the remuneration package for, any executive officer or key personnel of any such Group Company;

(g)

the adoption, amendment or termination of any Equity Plan or any other equity incentive, purchase or participation plan for the benefit of any employees, officers, directors, contractors, advisors or consultants of any of such Group Companies;

(h)	approval of or any material amendment to the business scope and/or operating plans of any such Group Company;

(i)	the appointment or removal of the Auditors for any such Group Company;

(j)	any material change in the business activities and/or strategy of any such Group Company;

(k)

initiating, defending or settling any legal proceedings (with the understanding that legal proceedings pertaining to a dispute with any then existing holder of the Company’s Equity Securities will only require the approval of a majority of the disinterested members of the Board); or

(l)	delegating to any committee of the Board the authority to approve any of the foregoing or establishing any committee for such purpose.

REGISTER OF MEMBERS

9.

The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute. The Register of Members shall be the only evidence as to who are the Members entitled to examine the Register of Members or to vote in person or by proxy at any meeting of Members.

FIXING RECORD DATE

10.

The Directors may fix in advance a date as the record date for any determination of Members entitled to notice of or to vote at a meeting of the Members, or any adjournment thereof, and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

11.

If no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a dividend, the date on which notice of the meeting is sent or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

CERTIFICATES FOR SHARES

12.

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other Person authorized by the Directors. The Directors may authorize certificates to be issued with the authorized signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to these Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

13.

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

14.

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

TRANSFER OF SHARES

15.

The Shares of the Company are subject to transfer restrictions as set forth in these Articles and the Shareholders Agreement by and among the Company and certain of its Members and the other parties thereto. The Directors will register transfers of Shares that are made in accordance with such agreements and will not register transfers of Shares that are made in violation of such agreements. The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and, if the Directors so require, signed by the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

REDEMPTION AND REPURCHASE OF SHARES

16.

The Company is permitted to redeem, purchase or otherwise acquire any of the Company’s Shares, so long as such redemption, purchase or acquisition (i) is pursuant to any redemption provisions set forth in these Articles, (ii) is pursuant to an Equity Plan, or (iii) is as otherwise agreed by the holder of such Share and the Company, subject in the case of clause (ii) or (iii) to compliance with any applicable restrictions set forth in the Shareholders Agreement, the Memorandum and these Articles (including Article 8) and other applicable documents governing the redemption or repurchase of such Shares.

17.

Subject to the provisions of the Statute and these Articles (including Article 8), the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. Subject to the provisions of the Statute and these Articles (including Article 8), the Directors may authorize the redemption or purchase by the Company of its own Shares in such manner and on such terms as they think fit and may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

VARIATION OF RIGHTS OF SHARES

18.

Subject to these Articles (including Article 8), if at any time the share capital of the Company is divided into different classes of Shares, the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may only be varied with the consent in writing of Members holding not less than two-thirds of the votes entitled to be cast by holders (in person or by proxy) of Shares on a poll at a general meeting of such class affected by the proposed variation of rights or with the sanction of a resolution of such Members holding not less than two-thirds of the votes which could be cast by holders (in person or by proxy) of Shares of such class on a poll at a general meeting but not otherwise.

19.

For the purpose of the preceding Article, all of the provisions of these Articles relating to general meetings shall apply, to the extent applicable, mutatis mutandis, to every such separate meeting except that the necessary quorum shall be one or more Persons holding or representing by proxy at least two-thirds of the issued Shares of such class and that any Member holding Shares of such class, present in person or by proxy, may demand a poll.

20.

Subject to these Articles, the rights conferred upon the holders of Shares or any class of Shares shall not, unless otherwise expressly provided by the terms of issue of such Shares, be deemed to be varied by the creation, redesignation, or issue of Shares ranking senior thereto or pari passu therewith.

COMMISSION ON SALE OF SHARES

21.

The Company may, with the approval of the Board, so far as the Statute permits, pay a commission to any Person in consideration of his or her subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares of the Company. Such commissions may be satisfied by the payment of cash or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

NON-RECOGNITION OF INTERESTS

22.

The Company shall not be bound by or compelled to recognise in any way (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the registered holder.

TRANSMISSION OF SHARES

23.

If a Member dies, the survivor or survivors where such Member was a joint holder, and his or her legal personal representatives where such Member was a sole holder, shall be the only Persons recognised by the Company as having any title to such Member’s interest. The estate of a deceased Member is not thereby released from any liability in respect of any Share that had been jointly held by such Member.

24.

Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors, elect either to become the holder of the Share or to have some Person nominated by him or her as the transferee, but the Directors shall, in any case, have the same right to decline or suspend registration as they would have had in the case of a transfer by that Member before his death or bankruptcy pursuant to Article 15. If he or she elects to become the holder, he or she shall give written notice to the Company to that effect.

25.

If the Person so becoming entitled shall elect to be registered as the holder, such Person shall deliver or send to the Company a notice in writing signed by such Person stating that he or she so elects.

AMENDMENTS OF MEMORANDUM AND ARTICLES OF ASSOCIATION AND ALTERATION OF CAPITAL

26.	Subject to these Articles (including Article 8), the Company may by Ordinary Resolution:

A.	increase the share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

B.	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

C.	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value;

D.	cancel any Shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any Person; and

E.	perform any action not required to be performed by Special Resolution.

27.

Subject to the provisions of the Statute and the provisions of these Articles as regards the matters to be dealt with by Ordinary Resolution, and subject further to Article 8, the Company may by Special Resolution:

A.	change its name;

B.	alter or add to these Articles;

C.	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and.

D.	reduce its share capital and any capital redemption reserve fund.

REGISTERED OFFICE

28.	Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office.

GENERAL MEETINGS

29.	All general meetings other than annual general meetings shall be called extraordinary general meetings.

30.

The Company shall, if required by the Statute, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. The annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings, the report of the Directors (if any) shall be presented.

31.	The Directors may call general meetings, and they shall on a Members requisition forthwith proceed to convene an extraordinary general meeting of the Company.

32.

A Members requisition is a requisition of Members of the Company holding, on the date of deposit of the requisition, not less than ten percent (10%) of the paid up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company,

33.

The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

34.

If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

35.	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

36.

At least three (3) days’ notice shall be given of any general meeting unless such notice is waived either before, at or after such meeting by the Requisite Holders. Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business and shall be given in the manner hereinafter mentioned or in such other manner, if any, as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this regulation has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed by the Requisite Holders (or their proxies).

37.

The officer of the Company who has charge of the Register of Members of the Company shall prepare and make, at least two (2) days before every general meeting, a complete list of the Members entitled to vote at the general meeting, arranged in alphabetical order, and showing the address of each Member and the number of shares registered in the name of each Member. Such list shall be open to examination by any Member for any purpose germane to the meeting, during ordinary business hours, for a period of at least two (2) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member of the Company who is present.

PROCEEDINGS AT GENERAL MEETINGS

38.

No business shall be transacted at any general meeting unless a quorum is present. A quorum for any general meeting shall consist of Members holding two-thirds (2/3rds) of the issued and outstanding Shares (including the Requisite Holders) present in person or by proxy at the time the meeting proceeds to vote. If a quorum shall not be present or represented at any general meeting, the Members (or their proxies) holding a majority of the aggregate voting power of all of the Shares of the Company represented at the meeting may adjourn the meeting from time to time, until a quorum shall be present or represented.

39.

A resolution in writing signed by all Members (in one or more counterparts) shall be as valid and effective as if the resolution had been passed at a duly convened and held general meeting of the Company.

40.

A Person may participate at a general meeting by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other. Participation by a Person in a general meeting in this manner is treated as presence in person at that meeting.

41.

The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company, or if there is no such chairman, or if he or she shall not be present within ten (10) minutes after the time appointed for the holding of the meeting, or is unwilling or unable to act, the Directors present shall elect one of their number, or shall designate a Member, to be chairman of the meeting.

42.

With the consent of a general meeting at which a quorum is present, the chairman may (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a general meeting is adjourned, notice of the adjourned meeting shall be given as in the case of an original meeting.

43.	A resolution put to the vote of the meeting shall be decided by poll and not on a show of hands.

44.	On a poll a Member shall have one vote for each Ordinary Share he holds on an as-converted basis, unless any Share carries special voting rights.

45.

Except on a poll on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

46.	A poll on a question of adjournment shall be taken forthwith.

47.

A poll on any other question shall be taken at such time as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

VOTES OF MEMBERS

48.

Except as otherwise required by law or these Articles (including Article 8), the Ordinary Shares and the Preferred Shares shall vote together on an as-converted basis on all matters submitted to a vote of Members.

49.

In the case of joint holders of record, the vote of the senior holder who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

50.

A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his or her committee, receiver, or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, or other Person may vote by proxy.

51.

No Person shall be entitled to vote at any general meeting or at any separate meeting of the holders of a class or series of Shares unless he or she is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by such Member in respect of Shares have been paid.

52.

No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

53.	Votes may be cast either personally or by proxy. A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting.

54.

A Member holding more than one Share need not cast the votes in respect of his or her Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him or her, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he or she is appointed either for or against a resolution or abstain from voting.

PROXIES

55.

The instrument appointing a proxy shall be in writing, be executed under the hand of the appointor or of his or her attorney duly authorized in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorized for that purpose. A proxy need not be a Member of the Company.

56.

The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting, no later than the time for holding the meeting or adjourned meeting.

57.

The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

58.

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting or adjourned meeting at which it is sought to use the proxy.

CORPORATE MEMBERS

59.

Any corporation or other non-natural Person that is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such Person as it thinks fit to act as its representative at any meeting of the Company or any class of Members, and the Person so authorized shall be entitled to exercise the same powers on behalf of the corporation which he or she represents as the corporation could exercise if it were an individual Member.

SHARES THAT MAY NOT BE VOTED

60.

Shares in the Company that are beneficially owned by the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

APPOINTMENT OF DIRECTORS

61.

The authorized number of directors on the Board shall be no more than fifteen (15) directors (each a “Director”, and collectively, the “Directors”), with the composition of the Board determined as follows:

A.

Series Seed Directors. The Series Seed Majority Holders shall have the right to collectively designate, appoint, remove, replace and reappoint two (2) directors to the Board (each a “Series Seed Director”, and collectively, the “Series Seed Directors”), initially to be Konstantin Poukalov and Adam Stone;

B.

Bridge Director. So long as Bridge continues to hold at least five percent (5%) or more of the fully-diluted share capital of the Company on a fully-diluted and as-converted basis, Bridge shall have the right to designate, appoint, remove, replace and reappoint one (1) director to the Board (the “Bridge Director”), initially to be Neil Kumar, and any subsequent appointee or replacement shall be subject to the prior approval of Series Seed Majority Holders;

C.

Ordinary Directors. The Majority Ordinary Shareholders shall have the right to collectively designate, appoint, remove, replace and reappoint two (2) directors to the Board (each an “Ordinary Director”, and collectively, the “Ordinary Directors”), one of whom shall initially be Yizhe Wang;

D.

Requisite Holders Appointed Independent Director. The Requisite Holders shall have the right to collectively designate, appoint, remove, replace and reappoint one (1) director to the Board (a “Requisite Holder Appointed Independent Director”), initially to be Tassos Gianakakos; and

E.

Board Appointed Independent Directors. The Directors by the affirmative vote of a simple majority of the remaining Directors present and voting at a Board meeting or the sole remaining Director, shall have the power from time to time and at any time to designate, appoint, remove, replace and reappoint any person nominated by the Board to serve as an independent director (each a “Board Appointed Independent Director”, and collectively, the “Board Appointed Independent Directors”); provided, however, so long as the Perceptive Fund Entities continue to hold at least twenty-five (25%) or more of the fully diluted share capital of the Company on a fully-diluted and as-converted basis, the Perceptive Fund Entities shall have the right (but not the obligation) to designate, appoint, remove, replace and reappoint such number of additional Directors to ensure that two-thirds (2/3) of the Directors appointed to the Board are appointed by the Perceptive Fund Entities.

Notwithstanding the foregoing, if, in accordance with this Article 61, Bridge loses its right to designate, appoint, remove, replace and reappoint a director, the Series Seed Majority Holders shall have the right to designate and appoint one (1) additional director to the Board.

62.	Appointment of Observers.

62.1

For so long as RA Capital (together with its Affiliates) holds at least 529,474 Series A Preferred Shares (or Ordinary Shares issued upon conversion of the Series A Preferred Shares) as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events, RA Capital shall be entitled to a representative board observer (the “RA Capital Observer”).

62.2

For so long as Venrock (together with its Affiliates) holds at least 352,983 Series A Preferred Shares (or Ordinary Shares issued upon conversion of the Series A Preferred Shares) as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events, Venrock shall be entitled to a representative board observer (the “Venrock Observer”).

62.3

For so long as FIIF (together with its Affiliates) holds at least 352,983 Series A Preferred Shares (or the Ordinary Shares issued upon conversion of the Series A Preferred Shares) as appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events, FIIF shall be entitled to nominate a representative board observer (together with the RA Capital Observer and Venrock Observer, the “Observers”).

62.4

Each Observer shall be entitled to (i) attend and participate in all Board or committee meetings in a non-voting capacity and (ii) receive copies of all notices and materials provided to other members of the Board and the committees at the same time and in the same manner as provided to such other members of the Board; provided, however, that the Observer shall agree to hold in confidence and trust all information so provided; provided further, that the Company reserves the right to withhold any information and to exclude such Observer from any meeting or portion thereof based on the advice of counsel or if the Company reasonably believes that (a) access to such information or attendance at such meeting could reasonably result in an adverse effect to the attorney-client privilege between the Company and its counsel or (b) the Observer has a conflict of interest with respect to the subject matter.

POWERS OF DIRECTORS

63.

Subject to the provisions of the Statute, the Memorandum and these Articles and to any directions given by Special Resolution, the business of the Company shall be managed by or under the direction of the Directors who may exercise all the powers of the Company; provided, however, that the Company shall not carry out any action inconsistent with Article 8. No alteration of the Memorandum or these Articles and no such direction shall invalidate any prior act of the Directors that would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

64.

All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine.

65.

Subject to these Articles (including Article 8), the Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his or her spouse or dependents and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

66.

Subject to these Articles (including Article 8), the Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture shares, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

VACATION OF OFFICE AND REMOVAL OF DIRECTOR

67.	The office of a Director shall be vacated if:

A.	such Director gives notice in writing to the Company that he or she resigns the office of Director, indicating the date on which such resignation takes effect; or

B.

such Director dies, becomes incapable of serving such position (such as being convicted of, or pleading guilty or nolo contendere to, any felony or crime of moral turpitude) or bankrupt, or makes any arrangement or composition with such Director’s creditors generally; or

C.	such Director is found to be or becomes of unsound mind.

68.

Any Director who shall have been elected by a specified group of Members may be removed during the aforesaid term of office, either for or without cause, by, and only by, the affirmative vote of the group of Members then entitled to elect such Director in accordance with Article 61, given at a special meeting of such Members duly called or by an action by written consent for that purpose. Any vacancy in the Board of Directors caused as a result of such removal or one or more of the events set out in Article 67 of any Director who shall have been elected by a specified group of Members, may be filled by, and only by, the affirmative vote of the group of Members then entitled to elect such Director in accordance with Article 61, given at a special meeting of such Members duly called or by an action by written consent for that purpose, unless otherwise agreed upon among such Members.

PROCEEDINGS OF DIRECTORS

69.

A Director may by a written instrument appoint an alternate who need not be a Director, and an alternate is entitled to attend meetings in the absence of the Director who appointed him and to vote or consent in place of the Director. At all meetings of the Board of Directors a majority of the number of the Directors in office, including at least one Series Seed Director, elected in accordance with Article 61 shall be necessary and sufficient to constitute a quorum for the transaction of business, and the vote of a majority of the Directors present (in person or in alternate), including at least one Series Seed Director, at any meeting at which there is a quorum, shall be the act of the Board of Directors, except as may be otherwise specifically provided by the Statute, the Memorandum or these Articles. If only one Director is elected, such sole Director shall constitute a quorum. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting, until a quorum shall be present.

70.

Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit, provided however that, unless the Board otherwise approves, the board meetings shall be held at least once every three (3) months and the written notice of each meeting given to the Directors shall include an agenda of the business to be transacted at the meeting with the documents and materials proposed to be discussed at the meeting attached thereto.

71.

A Person may participate in a meeting of the Directors or committee of the Board of Directors by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other at the same time. Participation by a Person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman is at the start of the meeting.

72.

A resolution in writing (in one or more counterparts) signed by all Directors, or all members of a committee of the Board of Directors, shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of the Board of Directors as the case may be, duly convened and held.

73.	Meetings of the Board of Directors may be called by any Director on five (5) days’ notice to each Director in accordance with Articles 106 through 110.

74.

The continuing Directors may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors or Director may act for the purpose of increasing the number of Directors to that number, or of summoning a general meeting of the Company, but for no other purpose.

75.

The Directors will elect a chairman of their Board in accordance with Article 61, and will determine the period for which he or she is to hold office; but if no such chairman is elected, or if at any meeting the chairman shall not be present within sixty (60) minutes after the time appointed for holding the same, the Series Seed Director in attendance who is not then serving as the chairman shall preside as chairman of the meeting.

76.

All acts done by any meeting of the Directors or of a committee of the Board of Directors shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and qualified to be a Director.

PRESUMPTION OF ASSENT

77.

A Director of the Company who is present at a meeting of the Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless the Director’s dissent shall be entered in the minutes of the meeting or unless the Director shall file his or her written dissent from such action with the Person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such Person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

DIRECTORS’ INTERESTS

78.

Subject to Article 81, a Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

79.

Subject to Article 81, a Director may act by himself or herself or his or her firm in a professional capacity for the Company and such Director or firm shall be entitled to remuneration for professional services as if such Director were not a Director.

80.

Subject to Article 81, a Director of the Company may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as Member or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by such Director as a director or officer of, or from his or her interest in, such other company.

81.

In addition to any further restrictions set forth in these Articles, no Person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested (each, an “Interested Transaction”) be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such Interested Transaction by reason of such Director holding office or of the fiduciary relation thereby established, and any such Director may vote at a meeting of Directors on any resolution concerning a matter in which that Director has an interest (and if he votes his vote shall be counted), other than arrangements pursuant to which the Company shall repurchase any of the Company’s Equity Securities held by such Director, and shall be counted towards a quorum of those present at such meeting, in each case so long as the material facts of the interest of each Director in the agreement or transaction and his interest in or relationship to any other party to the agreement or transaction are disclosed in good faith to and are known by the other Directors. A general notice or disclosure to the Directors or otherwise contained in the minutes of a meeting or a written resolution of the Directors or any committee thereof that a Director is a member of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure under this Article.

MINUTES

82.

The Directors shall cause minutes to be made in books kept for the purpose of all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any series of Shares and of the Directors, and of committees of the Board of Directors including the names of the Directors present at each meeting.

DELEGATION OF DIRECTORS’ POWERS

83.

Subject to these Articles, the Board of Directors may establish any committees and approve the delegation of any of their powers to any committee consisting of one or more Directors. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of any such committee.

84.

The Board of Directors may also delegate to any managing Director or any Director holding any other executive office such of their powers as they consider desirable to be exercised by such Person provided that the appointment of a managing Director shall be revoked forthwith if he or she ceases to be a Director. Any such delegation may be made subject to any conditions the Board of Directors may impose, and either collaterally with or to the exclusion of their own powers and may be revoked or altered.

85.

Subject to these Articles, the Directors may by power of attorney or otherwise appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorized signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such attorneys or authorized signatories as the Directors may think fit and may also authorise any such attorney or authorized signatory to delegate all or any of the powers, authorities and discretions vested in him or her.

86.

Subject to these Articles, the Directors may appoint such officers as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of an officer’s appointment, an officer may be removed by resolution of the Directors or Members.

NO MINIMUM SHAREHOLDING

87.	There is no minimum shareholding required to be held by a Director.

REMUNERATION OF DIRECTORS

88.

The remuneration to be paid to the Directors, if any, shall be such remuneration as determined by the Board. The Directors shall also be entitled to be paid all reasonable travelling, hotel and other out-of-pocket expenses properly incurred by them in connection with their attendance at meetings of the Board of Directors or committees of the Board of Directors, or general meetings of the Company, or separate meetings of the holders of any series of Shares or debentures of the Company, or otherwise in connection with the business of the Company.

89.

The Directors may by resolution of a majority of the Board, including at least one Series Seed Director, approve additional remuneration to any Director for any services other than his or her ordinary routine work as a Director. Any fees paid to a Director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity, shall be in addition to his or her remuneration as a Director.

SEAL

90.

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Board of Directors authorized by the Board of Directors. Every instrument to which the Seal has been affixed shall be signed by at least one Person who shall be either a Director or some officer or other Person appointed by the Directors for the purpose.

91.

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

92.

A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his or her signature alone to any document of the Company required to be authenticated by him or her under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

93.

Subject to the Statute and these Articles (including Article 8), the Directors may declare dividends and distributions on Shares in issue and authorise payment of the dividends or distributions out of the assets of the Company lawfully available therefor. No dividend or distribution shall be paid except out of the realised or unrealised profits of the Company, or out of the share premium account or as otherwise permitted by the Statute.

94.	All dividends and distributions shall be declared and paid according to the provisions of Article 8.

95.	The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) then payable by such Member to the Company on account of calls or otherwise.

96.

Subject to the provisions of Article 8, the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of shares, debentures or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

97.

Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such Person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the Person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other monies payable in respect of the Share held by them as joint holders.

98.	No dividend or distribution shall bear interest against the Company, except as expressly provided in these Articles.

99.

Any dividend that cannot be paid to a Member or that remains unclaimed after six (6) months from the date of declaration of such dividend may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the dividend shall remain as a debt due to the Member. Any dividend that remains unclaimed after a period of six (6) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company.

CAPITALIZATION

100.

Subject to the Statute and these Articles, including but not limited to Article 8, the Directors may capitalise any sum standing to the credit of any of the Company’s reserve accounts (including share premium account and capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend as set forth in Article 8 hereof and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event, the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any Person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalization and matters incidental thereto and any agreement made under such authority shall be effective and binding on all concerned.

BOOKS OF ACCOUNT

101.

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions. Subject to these Articles, the Directors shall determine whether and to what extent and at what times and places, and under what conditions or regulations, the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by the Statute or authorized by the Directors or by the Company in general meeting or in a written agreement or instrument binding on the Company (including without limitation the Shareholders Agreement).

102.

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

103.

Subject to these Articles (including Article 8), the Directors may appoint an Auditor of the Company who shall hold office until removed from office by a resolution of the Directors, and may fix the Auditor’s remuneration.

104.

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

105.

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company that is registered with the Registrar of Companies as an exempted company and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

NOTICES

106.

Except as otherwise provided in these Articles, notices shall be in writing. Notice may be given by the Company to any Member or Director either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to such Member or Director (as the case may be) or to the address of such Member or Director as shown in the Register of Members or the Register of Directors (as the case may be) (or where the notice is given by electronic mail by sending it to the electronic mail address provided by such Member or Director).

107.

Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two (2) days (not including Saturdays or Sundays or public holidays) after the letter containing the same is sent as aforesaid. Where a notice is sent by fax to a fax number provided by the intended recipient, service of the notice shall be deemed to be effected when the receipt of the fax is acknowledged by the recipient. Where a notice is given by electronic mail to the electronic mail address provided by the intended recipient, service shall be deemed to be effected by transmitting the electronic mail to the electronic email address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the electronic mail to be acknowledged by the recipient.

108.

A notice may be given by the Company to the Person or Persons that the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices that are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company, by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

109.

Notice of every general meeting shall be given in any manner hereinbefore authorized to every Person shown as a Member in the Register of Members on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his or her being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his or her death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

110.

Whenever any notice is required by law or these Articles to be given to any Director, member of a committee or Member, a waiver thereof in writing, signed by the Person or Persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

WINDING UP

111.	If the Company shall be wound up, assets available for distribution amongst the Members shall be distributed in accordance with Article 8.

112.

If the Company shall be wound up, the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and, subject to Article 8, determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

INDEMNITY

113.

To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses that they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty, and no such Director or officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director or officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his or her office or trust unless the same shall happen through the fraud or dishonesty of such Director or officer or trustee. Except with respect to proceedings to enforce rights to indemnification pursuant to this Article, the Company shall indemnify any such indemnitee pursuant to this Article in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent provided by, and subject to the requirements of, applicable law, so long as the indemnitee agrees with the Company to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Article.

114.

To the maximum extent permitted by applicable law, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or its Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own fraud or dishonesty respectively.

FINANCIAL YEAR

115.

Unless the Directors otherwise prescribe in accordance with these Articles, the financial year of the Company shall end on the 31st of December in each year and, following the year of incorporation, shall begin on the 1st of January in each year.

TRANSFER BY WAY OF CONTINUATION

116.

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute, Article 8 and with the approval of a Special Resolution and the written consent of the Requisite Holders, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

CONFLICT WITH SHAREHOLDERS AGREEMENT

117.

If there is any conflict or inconsistency between the provisions of the Shareholders Agreement and these Articles, the Directors shall forthwith take all practicable steps available to them to procure that the Company may comply with the terms of the Shareholders Agreement including, without limitation, calling a general meeting of the Company for the purposes of making appropriate amendments to the Articles.